                                  Exhibit 99.1

For Information:   Scott Lamb
Telephone:  (713) 267-3826                                      January 30, 2002

 KAISER ALUMINUM SAYS IT DOES NOT INTEND TO MAKE SCHEDULED INTEREST PAYMENT,
     NAMES ADVISORS, AND DEFERS RELEASE OF FOURTH-QUARTER FINANCIAL RESULTS

         HOUSTON, Texas, January 30, 2002 -- Kaiser Aluminum & Chemical
Corporation, the operating subsidiary of Kaiser Aluminum Corporation (NYSE:KLU), today said it does not intend to make the $25.5 million interest payment on its
12-3/4% Senior Subordinated Notes due 2003 ($400 million outstanding) scheduled for February 1, 2002, in light of current and anticipated business and capital market conditions.
         The company also is considering restructuring alternatives that could result in the non-payment of principal and interest due February 15 on the
9-7/8% Senior Notes due 2002 (approximately $174 million outstanding) and interest due April 15 on the 10-7/8% Senior Notes due 2006 ($225 million outstanding).
         Although non-payment of interest on February 1 will not cause a default until the expiration of a 30-day grace period, a default would occur if the company were to miss the February 15 principal and interest payment on its
9-7/8% Senior Notes.
         In connection with a potential restructuring, Kaiser has retained
Lazard as its financial advisor and Jones, Day as its legal advisor. The company also has obtained a waiver and consent agreement with respect to its existing
Credit Agreement such that the company will continue to have the ability to utilize the Credit Agreement as so modified.
         "While we have not yet reached a definitive solution for our debt maturities, we have determined that it is in the company's best interest not to make this interest payment and to focus our financial resources on our operational priorities," said Jack A. Hockema, Kaiser's president and chief executive officer. "I want to emphasize that we are making and shipping products with the same high standards of quality and service that customers expect from us - and that we have adequate liquidity to run our operations." As of January
29, 2002, the company had unrestricted invested cash of approximately $132 million.
         The company also indicated that it has deferred the release of its fourth-quarter 2001 financial results and the associated conference call. No new date has been set. The release and conference call previously had been set for
January 31.
         Kaiser Aluminum Corporation is a leading producer of alumina, primary aluminum, and fabricated aluminum products.

         Company press releases may contain statements that constitute
"forward-looking statements" within the meaning of the Private Securities
Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.